Exhibit 10.1
MASTER DEVELOPMENT AND MANUFACTURING AGREEMENT
Clinical Products
     This Master Development and Manufacturing Agreement (this “Agreement”) is entered into as of August 8, 2007, (the “Effective Date”) by and between Enzon Pharmaceuticals, Inc., a Delaware corporation with an address of 685 Route 202-206, Bridgewater, New Jersey 08807 (“Enzon”), and Aradigm Corporation, a California corporation, having its principal place of business at 3929 Point Eden Way, Hayward, CA 94545 (“Aradigm”). Enzon and Aradigm may be referred to individually as a “Party” or collectively as “Parties.”
RECITALS
     WHEREAS, Aradigm is engaged in the development and research of certain pharmaceutical products and requires assistance in the technology transfer and manufacture of product;
     WHEREAS, Enzon is a contract manufacturer that possesses the necessary technical capabilities and operates facilities for the technology transfer and manufacture of pharmaceutical products;
     WHEREAS, Aradigm desires Enzon to provide the Services specified in the Project Plans that may be added to Appendix A by mutual agreement of the Parties; and
     WHEREAS, Enzon is willing to provide the Services and fulfill the Project Plans on the terms and conditions set forth below.
     NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which each of the Parties does hereby acknowledge, the Parties, intending to be legally bound, agree as follows:
Section 1. DEFINITIONS
     As used herein, the following terms shall have the following meanings:
     1.1 “Applicable Laws” means all relevant federal, state and local laws, statutes, rules, and regulations which are applicable to a Party’s activities hereunder, including, without limitation, the applicable regulations and guidelines of any governmental authority including the FDA and foreign counterparts and all applicable cGMPs together with amendments thereto.
     1.2 “cGMPs” shall mean current good manufacturing practices, including the regulations promulgated by the FDA under the United States Food, Drug and Cosmetic Act, 21 C.F.R. Part 210 et seq., as amended from time to time.
     1.3 “Aradigm-supplied Materials” shall mean those materials supplied by Aradigm for use in connection with the Services, which may include active pharmaceutical ingredient and/or excipients.
     1.4 “FDA” means the United States Food and Drug Administration or any successor entity thereto.
     1.5 “Product” means the finished product to be developed or manufactured by Enzon pursuant to a Project Plan.

     1.6 “Project Plan(s)” means a description of the Services to be provided and related timeline and costs, pursuant to one or more project plans included in Appendix A pursuant to Section 3.1.
     1.7 “Process Consumables” means media, resins, raw materials, filters, membranes, product contact materials or surfaces, disposable lab supplies and similar materials used in the Project.
     1.8 “Services” means, with respect to a Project Plan, those services (including manufacture of Product) to be provided by Enzon described in the Project Plan executed by the Parties and attached as Appendix A.
     1.9 “Specifications” means the procedures, process parameters, analytical tests and other attributes and written specifications for the Product attached hereto as part of a Project Plan. Copies of such Specifications, as amended, shall be maintained by both Parties, and shall become a part of this Agreement as if incorporated herein.
Section 2. ENGAGEMENT OF MANUFACTURER
     Aradigm hereby engages Enzon to perform the Services in accordance with the terms and conditions set forth herein, and Enzon hereby accepts such engagement. Enzon agrees to manufacture and supply to Aradigm in accordance with the terms of this Agreement (including the applicable Project Plan) the amount of the Product set forth on purchase orders submitted from time to time by Aradigm under Section 3.5(a).
Section 3. PROJECT PLANS
     3.1 Project Plans. With respect to a new project to be governed by this Agreement (“Project”), a new Project Plan shall be added to Appendix A after execution by the Parties of a written amendment in the form of the “Amendment to Appendix A”, attached hereto (the “Amendment”). There shall be no limit to the number of Project Plans that may be added to Appendix A and governed by the terms and conditions of this Agreement. In the event of a conflict between the terms of a Project Plan and this Agreement, the terms of this Agreement will govern.
     3.2 Content of Project Plans. Each Project Plan shall include a description of the Services to be provided, the Product to be manufactured, relevant specifications, forecasts required herein, a schedule for completion of the Project Plan, a fee and payment schedule, and such other information as is necessary for Enzon to perform the relevant Services.
     3.3 Change Orders. In the event that Enzon is requested to perform services that are outside the scope of agreed-upon Project Plans such changes must be mutually agreed upon by the parties in a written change order prior to the provision of said services. Each such change order constitutes an amendment to the applicable Project Plan (which shall be explicitly referenced in such change order) and the services set forth therein shall be deemed to be Services part of such Project Plan.
     3.4 Project Management. With respect to each Project, each party will appoint a project manager who will be the party responsible for overseeing the Project.
     3.5 Forecasting and Aradigm-supplied Materials
          (a) Unless specifically provided otherwise in a Project Plan, in connection with the manufacture of Product, not less than ninety (90) days prior to the beginning of the manufacture of a

Product under a Project Plan, Aradigm shall supply Enzon with a forecast showing Aradigm’s estimated monthly requirements for Product(s) for the following twelve (12) month period. Thereafter, on the first day of each calendar month, Aradigm shall deliver to Enzon an updated forecast or Product requirements (in full-batch quantities) for the twelve (12) month period commencing on the first day of the immediately following calendar month. The forecast for the first six (6) calendar months of each forecast shall be binding on Aradigm and the forecast for the final six (6) calendar months shall not be binding on Aradigm and shall be used by Enzon solely for planning purposes. Product requirements for a particular month in the forecast shall not be increased or decreased more than five percent (5%) from the prior forecast. Aradigm shall place firm purchase orders for its requirement of the Product in full-batch quantities at least ninety (90) days prior to the requested date of delivery. Each firm written purchase order, signed by Aradigm’s duly authorized representative, shall authorize Enzon to manufacture such quantities of the Product as are set forth therein. The number of purchase orders submitted by Aradigm shall not exceed one (1) per calendar month, unless otherwise agreed to by the parties. Any purchase orders for Product submitted by Aradigm shall be governed exclusively by the terms contained herein. Any provision in any purchase order, invoice, or similar document furnished by Aradigm or Enzon that is in any way inconsistent with the terms and conditions set forth in this Agreement is not valid unless it is signed by both Parties.
          (b) Unless specifically provided otherwise in a Project Plan, starting from inception of the manufacture of a Product, Aradigm shall supply to Enzon, and ensure that Enzon always has on hand, a safety stock of any Aradigm-supplied Materials that are to be supplied by Aradigm not less than ten percent to twenty percent (10%-20%) above the quantity reasonably needed (taking into consideration possible failed batches, wastage and yield variances) for the next three (3) months of manufacture, as determined by the current forecast, or such greater percentage as may be advisable with respect to long lead time materials. Enzon shall have no obligation to supply Product if sufficient stock of Aradigm-supplied Materials have not been supplied to it. In such case, manufacture may be delayed until receipt of adequate supplies of Aradigm-supplied Materials and the availability of an appropriate manufacturing slot. Aradigm shall be responsible for verifying that all Aradigm-supplied Materials meet relevant specifications. Ownership of Aradigm-supplied Materials shall not be transferred to Enzon. In case Aradigm-supplied Materials do not comply with the Specifications, Enzon shall promptly notify Aradigm of such non-compliance and shall have the right to reject such Aradigm-supplied Materials.
Section 4. COMPENSATION
     4.1 Generally. The fees and costs to be paid or reimbursed to Enzon in connection with the Services shall be set forth in each Project Plan.
     4.2 Invoicing and Payment. Unless specifically provided otherwise in a Project Plan, all invoices and payments hereunder shall be in U.S. Dollars and shall be due and payable thirty (30) days after the receipt of an invoice or date of delivery, whichever is earlier. Payments will be made payable to Enzon at the address above. Late payments shall be subject to interest assessed at the monthly rate of one and one-half percent (1 1/2%).
     4.3 Taxes. All sales taxes, VAT, levies, surcharges or other similar charges (but excluding any income taxes) and any penalties levied thereon which relate to any amounts paid to Enzon hereunder shall be the responsibility of and paid by Aradigm.
     4.4 Material Costs. Unless otherwise agreed upon, Enzon shall be responsible for the procurement of all materials other than Aradigm-supplied Materials. Process Consumables and any other Project-specific direct expenses set forth in the Project Plan will be invoiced to Aradigm with a percentage mark-up to be set forth in the applicable Project Plan. The cost of materials other than Process

Consumables and any other Project-specific direct expenses set forth in the Project Plan shall be included as part of the budgeted fees in each Project Plan.
Section 5. CERTAIN REPRESENTATIONS, WARRANTIES, AND COVENANTS
OF ENZON:
     5.1 Authority. Enzon represents and warrants that it has full authority to enter into this Agreement.
     5.2 Material/Supplies. Enzon shall use Aradigm-supplied Materials only in accordance with the applicable Project Plan and Project and not for any other purpose.
     5.3 Books and Records. Enzon shall maintain true and accurate books, records, test and laboratory data, reports and all other information relating to Services performed under this Agreement, including all information required to be maintained by Applicable Laws.
     5.4 Regulatory Inspections. Enzon shall make its facilities and all records relating to the Services available to the FDA or other regulatory authorities at times agreed with such authorities and shall notify Aradigm if the FDA or other regulatory authority begins or schedules an inspection of Enzon’s records, facilities, or manufacturing processes related to the Services and provide Aradigm access to any documentation related to or resulting from the inspection.
     5.5 Debarment. Enzon hereby certifies it does not and shall not employ, contract with or retain any person directly or indirectly to perform Services under this Agreement if such person is debarred under 21 U.S.C. 335a (a) or (b) or other equivalent laws, rules, regulations or standards of any other relevant jurisdiction.
     5.6 Regulatory Filings. Enzon will cooperate in providing to Aradigm any nonconfidential information in its control relating to this Agreement that Aradigm may reasonably require in connection with its regulatory or governmental filings, provided that such information shall be provided in whatever form held by Enzon. If applicable, Enzon will provide a letter permitting FDA to reference its relevant drug master file.
     5.7 Audits. Once each calendar year during the term of this Agreement, Aradigm and its agents and designees shall have the right to audit Enzon’s facilities, systems, and records solely related to this Agreement. Such audits may be conducted upon reasonable notice during the term of this Agreement, so long as (i) all auditors have entered into confidentiality agreements relating to the materials to be reviewed, (ii) no materials are removed from the premises of Enzon, and (iii) a copy of all findings is provided to Enzon.
     5.8 Product. Except with respect to Product that is produced as part of development work (i.e., Product that is not intended for commercial distribution or for cGMP stability or clinical studies), all Product delivered hereunder shall, in all material respects at the time of delivery, conform with Specifications applicable to the relevant Product, and have been manufactured in accordance with Applicable Law.
OF ARADIGM:
     5.9 Authority. Aradigm represents and warrants that it has full authority to enter into this Agreement.

     5.10 Aradigm-supplied Materials. Aradigm represents, warrants and covenants as follows: (i) all Aradigm-supplied Materials will be supplied in a timely manner so as to enable Enzon to complete the Services; (ii) all Aradigm-supplied Materials shall, in all material respects at the time of delivery, be free from defect and shall meet all relevant specifications, (iii) Aradigm shall take sole and exclusive responsibility for the quality and supply of all such Aradigm-supplied Materials, including responsibility for all testing and inspection of the same, and (iv) Enzon shall have no liability for Aradigm-supplied Materials except to the extent caused solely by its gross negligence or willful misconduct.
Section 6. ADDITIONAL PRODUCT SUPPLY TERMS
     6.1 Delivery. Delivery terms shall be EXW (Incoterms 2000) Enzon’s manufacturing facility in Indianapolis, Indiana. Enzon shall assume no risk or responsibility for Product after delivery in accordance with this provision. Enzon shall use commercially reasonable efforts to meet the requested delivery dates set forth in Aradigm’s purchase orders.
     6.2 Rejected Goods; Failure of Supply.
          (a) Promptly following receipt of Product, Aradigm shall have the right but not the obligation to test such Product to determine compliance with the warranties set forth in Section 5.8. Aradigm shall notify Enzon in writing of any rejection of Product based on any claim that the Product fails to meet the warranties in Section 5.8 within thirty (30) days of delivery, after which point all unrejected Product shall be deemed accepted.
          (b) In the event that Enzon believes that Product has been incorrectly rejected, Enzon may require that Aradigm provide to it Product samples for testing. Enzon may retain and test the samples of Product retained by it. In the event of a discrepancy between Aradigm’s and Enzon’s test results such that one Party’s test results fall within relevant Specifications and the other Party’s test results fall outside the relevant Specifications, or there exists a dispute between the Parties over the extent to which such failure is attributable to a given Party, the Parties shall cause an independent laboratory or appropriate expert promptly to review records, test data and perform comparative tests and/or analyses on samples of the alleged defective Product. Such independent laboratory or expert shall be mutually agreed upon by the Parties. The independent laboratory’s results shall be in writing and shall be final and binding save for manifest error. Unless otherwise agreed to by the Parties in writing, the costs associated with such testing and review shall be borne by the Party against whom the independent laboratory rules.
          (c) Enzon shall replace any rightly rejected Product as promptly as practicable, in light of available manufacturing capacity, after the notice of such rejection, and in any case as soon as reasonably possible after receiving such notice, provided that Aradigm shall provide to Enzon sufficient quantities of Aradigm-supplied Materials at no additional cost to Enzon.
          (d) If Enzon fails to deliver to Aradigm on a timely basis the full amount of Product, meeting all Specifications and other requirements of this Agreement, under any Aradigm purchase order submitted under Section 3.5(a), Enzon shall use its reasonable best efforts to cure such failure. Further, if Enzon should perceive that a shortfall in delivery of Product by Enzon is likely to occur for any reason, Enzon shall notify Aradigm as soon as practicable, and the Parties shall discuss appropriate steps to alleviate such a shortfall.
          (e) Withdrawal; Modification; Complaints. Subject to this remainder of this Section 6.2 and to Section 11.2, Aradigm shall be responsible for the cost of and all losses associated with any product withdrawal or modification involving the Product. Enzon shall reasonably cooperate with Aradigm in connection with any withdrawal, or modification, at the expense of Aradigm. Aradigm shall share with Enzon all relevant information relating to any such withdrawal, or modification. In addition, Aradigm shall also promptly and fully detail for Enzon any Product complaints it receives.
Section 7. TERM AND TERMINATION
     7.1 Term. This Agreement shall commence on the Effective Date and shall extend for a period of five (5) years unless terminated earlier as provided herein or extended by mutual written consent of the Parties. Notwithstanding the foregoing, each Project Plan under Appendix A may have separate term and termination provisions so long as the term of any Project Plan does not extend beyond the term of this Agreement.
     7.2 Termination. This Agreement or any Project Plan may be terminated:
          (a) by either Party if the other Party breaches a material provision of this Agreement or a Project Plan and fails to cure such breach to the reasonable satisfaction of the non-breaching Party within sixty (60) days (fifteen (15) days for nonpayment) following written notification of such breach from the non-breaching party to the breaching party;
          (b) by either Party, immediately, if the other Party becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of its creditors, or files or has filed against it, a petition in bankruptcy or has a receiver appointed for a substantial part of its assets and the appointment continues without discharge or stay for sixty (60) days; or
          (c) by a Party or the Parties pursuant to Section 13.
     7.3 In the event of termination hereunder, Enzon shall be compensated for Services properly rendered up to the date of termination, including in respect to any Product in-process, and all costs incurred through the date of termination, including for materials used or purchased for use in the Project. In addition, in the event of termination by Aradigm pursuant to Section 7.2(a) or by Enzon pursuant to 7.2(b), Aradigm shall pay Enzon, as liquidated damages and not as a penalty, a cancellation fee equal to a percentage, as set forth in the Project Plans, of the uninvoiced portion of the total Project budget, as set forth in the Project Plans, as of the effective date of the termination.
     7.4 Survival. The rights and obligations of each Party which by their nature survive the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement, including Sections 4-6, 7.3, 7.4, 8, 9, 10, 11, 14, and 15 (to the extent relevant). In addition, Enzon hereby acknowledges that neither expiration nor termination of this Agreement shall affect in any manner Aradigm’s right to manufacture and sell or have manufactured and sold, the Product.
Section 8. INTELLECTUAL PROPERTY
     8.1 Aradigm Intellectual Property. All inventions (whether patentable or not), discoveries, improvements, data, information, reports and any and all related documentation, which were or are made, conceived or developed, directly or indirectly by Aradigm prior to or after the Effective Date (“Aradigm Background IP”) shall remain the sole property of Aradigm.

     8.2 Enzon Intellectual Property. All inventions (whether patentable or not), discoveries, improvements, data, information, reports and any and all related documentation, which were or are made, conceived or developed, directly or indirectly by Enzon prior to or after the Effective Date (“Enzon Background IP”) shall remain the sole property of Enzon.
     8.3 Developed IP. Enzon agrees and acknowledges that Aradigm shall own all right, title, and interest in and to all inventions, technology, discoveries, or ideas conceived, reduced to practice, made, or developed by Enzon or its agents in the performance of a Project and all intellectual property rights arising therefrom (the “Developed IP”). Enzon hereby assigns and transfers to Aradigm all right, title and interest in and to such Developed IP and agrees to take all further acts reasonably required to evidence such assignment and transfer to Aradigm at Aradigm’s expense. Enzon shall enter into an agreement with each employee or agent of Enzon performing work in connection with the Services, pursuant to which such person shall grant all rights in the Developed IP to Enzon such that Enzon may assign and transfer such rights to Customer in accordance with this Section 8.3. All Developed IP and any information with respect thereto shall be treated under this Agreement as the confidential information of Aradigm. All tangible property provided to Enzon in connection with this Agreement shall be and remain the exclusive property of Aradigm. Aradigm shall own all right, title, and interest in and to any deliverables provided by Enzon hereunder, and any intermediate or finished products generated by Enzon as a result of conducting a Project. Such deliverables and products, and any information with respect thereto, shall be treated under this Agreement as the confidential information of Aradigm.
Notwithstanding anything herein to the contrary, Enzon shall own all rights to any invention (whether or not patentable) relating to manufacturing and analytical methods and processes developed by Enzon in connection with services performed hereunder that have general use in biopharmaceutical manufacturing, to the extent not specific to Aradigm’s products, and any pre-existing know-how (“Process Invention”). Enzon reserves the right to use data developed during the course of performing services hereunder to support applications, assignments or other instruments necessary to apply for and obtain patent or other intellectual property protection with respect to Process Inventions so long as no information which Enzon is required to keep confidential under this Agreement is disclosed in any such application, assignment, or other instrument without the prior consent of Aradigm (not to be unreasonably withheld). For Process Inventions developed by Enzon in connection with performing services hereunder, Enzon will grant to Aradigm a perpetual, world-wide, royalty-free, non-exclusive license for Aradigm to use such Process Inventions in the development and manufacture of Aradigm’s products.
     8.4 Disclosure and Assignment. With respect to all Developed IP, (i) Enzon agrees to disclose the same promptly to Aradigm; (ii) Enzon agrees to execute documents evidencing the rights set forth in this Section; and (iii) Enzon agrees to assist and cooperate with Aradigm in applying for, letters patent or like corresponding legal protection of any of the foregoing in the United States and all foreign countries (and for any extension, continuation, validation, reissue or renewal thereof). For that purpose, Enzon agrees to execute all papers necessary therefor, including assignments, without consideration, and also agree without further consideration, but at Aradigm’s expense, to provide such information as may be reasonably required in the preparation and prosecution of any patent application, the enforcement of any such resulting patent, or the protection of any such invention or discovery.
Section 9. CONFIDENTIALITY
     9.1 Confidential Information. Subject to Section 9.2, the Parties agree to treat all Confidential Information as being secret and confidential and shall use it only as permitted under this Agreement. For the purposes of this Agreement, “Confidential Information” of a Party shall mean information acquired by the other Party from such Party and identified as being confidential (except that Developed IP andProcess Inventions shall be treated as set forth in the remainder of this Section 9.1). Aradigm’s Confidential Information includes, but is not limited to, Aradigm Background IP and the

Developed IP owned by Aradigm, confidential information provided to Enzon prior to the date hereof, all proprietary information regarding any Product, its raw materials, processes, know-how, formulations, analytical procedures, clinical procedures, its other regulatory filings, and other information related to any Product that may or will be under development. Enzon’s Confidential Information includes, but is not limited to, Enzon Background IP and the Process Inventions owned by Enzon and all information regarding its business, manufacturing procedures and processes, know-how, customers, and price lists. As used in this Article 10, with respect to a particular Party’s Confidential, such Party is the “Disclosing Party” and the other Party is the “Recipient”.
     9.2 Exceptions. The provisions of Section 9.1 shall not apply to any information disclosed hereunder that:
          (a) was lawfully known to the Recipient prior to its date of disclosure by the Disclosing Party as evidenced by the Recipient’s written records;
          (b) is disclosed lawfully to Recipient either before or after the date of the disclosure by the Disclosing Party, without an obligation of confidentiality by sources (other than the Disclosing Party) rightfully in possession of the Confidential Information;
          (c) is published or generally known to the public, either before or after the date of disclosure through no fault or omission on the part of the Recipient;
          (d) is independently developed by the Recipient without reference to or in reliance upon the Confidential Information; and
In addition, Section 9.1 shall not prevent Recipient from making any disclosures that are required by Applicable Laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the Recipient provides prior written notice of such disclosure to the Disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.
     9.3 Survival. The obligations of confidentiality set forth in this Agreement shall survive its termination or expiration for a period of five (5) years.
Section 10. INSURANCE
     Each Party shall for the term of this Agreement and for five (5) years after the last Product is delivered, obtain and maintain at its own cost and expense from a qualified insurance company, comprehensive general liability insurance including, but not limited to, contractual liability coverage and standard product liability coverage in an amount commensurate with industry standards. At a Party’s request, the other Party shall provide it with proof of such coverage.
Section 11. INDEMNIFICATION AND LIMITS OF LIABILITY
     11.1 Enzon Indemnity. Aradigm agrees to indemnify, defend and hold harmless Enzon (and its directors, officers, employees, and agents) from and against damages finally awarded or finally paid in settlement of any and all losses (including attorney fees and expenses) arising as a result of third party claims (“Losses”) arising out of or in connection with (i) injuries and/or death to humans resulting from the Product, (ii) Aradigm’s advertising, labeling, or improper handling and storage of Product, (iii) any gross negligence, willful misconduct or misrepresentation by Aradigm or material breach by Aradigm of this Agreement, or (iv) any manufacture, use or sale of the product infringes the intellectual property rights or other rights of a third party, or (v) any defect, insufficient supply of or delay in supply of

Aradigm-supplied Materials, except to the extent that such Losses are attributable to the negligence or willful misconduct of or breach of this Agreement by Enzon or Enzon’s employees or agents.
     11.2 Aradigm Indemnity. Subject to Section 11.3, Enzon shall indemnify, defend and hold harmless Aradigm (and its directors, officers, employees, and agents) from and against Losses arising out of or in connection with: (i) with respect to Product, any Product that does not meet the warranty set forth in Section 5.8, and (ii) any gross negligence, willful misconduct or misrepresentation by Enzon or material breach by Enzon of this Agreement, except to the extent that such Losses are attributable to the negligence or willful misconduct of or breach of this Agreement by Aradigm or Aradigm’s employees or agents.
     11.3 LIMITS ON LIABILITY/EXCLUSIVE WARRANTY AND REMEDY. IN NO EVENT SHALL ENZON BE LIABLE TO ARADIGM WITH RESPECT TO ARADIGM-SUPPLIED MATERIALS FOR AN AGGREGATE AMOUNT IN EXCESS OF FIVE THOUSAND ($5,000). ENZON SHALL NOT BE LIABLE TO ARADIGM FOR ANY AMOUNTS WHICH IN THE AGGREGATE EXCEED THE TOTAL VALUE OF MONIES PAID TO ENZON HEREUNDER. NEITHER PARTY SHALL IN ANY EVENT BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, SPECIAL DAMAGES, LOST PROFITS, OR LOST REVENUES. NEITHER PARTY MAKES ANY WARRANTIES HEREUNDER, INCLUDING ANY WARRANTIES (EXPRESS OR IMPLIED) WITH RESPECT TO PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF THIRD-PARTY INTELLECTUAL PROPERTY, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN ARTICLE 5 HEREOF. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, ARADIGM’S SOLE AND EXCLUSIVE REMEDY FOR PRODUCT THAT DOES NOT MEET THE WARRANTY SET FORTH IN SECTION 5.8 SHALL BE REPLACEMENT OF THE PRODUCT TO THE EXTENT PERMITTED UNDER SECTION 6.2
Section 12. PUBLICITY AND PUBLICATIONS
     Neither Aradigm nor Enzon shall make any news release or other public statement, whether to the press or otherwise, disclosing the existence of this Agreement, the terms thereof or of any amendment thereto or any Project Plan without the prior written approval of the other Party, except as required by law or regulation and if so required, only after giving reasonable notice and time to review and comment to the extent practicable; provided, that, in such comments, such other Party may not object to references to its name in such required disclosures.
Section 13. FORCE MAJEURE
     If either Party (the “Affected Party”) shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strike, lockouts, labor troubles, restrictive governmental or judicial orders or decrees, riots, insurrection, war, terrorist acts, acts of God, inclement weather or other reason or cause reasonably beyond such Party’s control (each a “Force Majeure”), then performance of such act shall be excused for the period of such Force Majeure. The Party affected by the Force Majeure shall provide notice to the other Party (the “Non-Affected Party”) of the commencement and termination of the Force Majeure. Should a Force Majeure continue for more than three (3) months, the Non-Affected Party may terminate this Agreement upon prior written notice to the Affected Party.
Section 14. NOTICES
     All notices or other communications that are required or permitted by this Agreement shall be in writing and shall be delivered personally, sent by fax (and promptly confirmed by overnight courier), sent by nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Aradigm:	Aradigm Corporation
3929 Point Eden Way
Hayward, California 94545
Attn: Robert Zwolinski
Facsimile No.: 510-265-5295

with a copy to:	Aradigm Corporation
3929 Point Eden Way
Hayward, California 94545

Attn: General Counsel
Facsimile No.: 510.265.5035

If to Enzon:	Enzon Pharmaceuticals, Inc.
685 Route 202/206
Bridgewater, New Jersey 08807
Facsimile 908-575-9457
Attention: Executive Vice President, Technical Operations

with a copy to:	Enzon Pharmaceuticals, Inc.
685 Route 202-206
Bridgewater, New Jersey 08807
Facsimile: 908-541-8838
Attention: General Counsel
All notices delivered pursuant to this Section shall be considered delivered upon receipt by the intended recipient.
Section 15. MISCELLANEOUS
     15.1 Amendments; Assignment. This Agreement, including any Project Plans or other attachments, may not be altered, amended or modified except by a written document signed by both Parties. Neither party may assign this Agreement without the prior written consent of the other party and any purported assignment in contravention of this Section shall be null and void; provided, however, that either party may assign this Agreement in connection with the sale of all or substantially all of its assets related to this Agreement.
     15.2 Subcontracting. Enzon may not subcontract or delegate any of its rights or obligations under this Agreement without the express prior written authorization of Aradigm. In the event that Aradigm authorizes Enzon’s use of a subcontractor, Enzon shall cause any such subcontractor to be subject by contract to the same restrictions, exceptions, obligations, reports, termination provisions and other provisions contained in this Agreement or any applicable Project Plan.
     15.3 Successors; Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and each of their respective successors and permitted assigns.
     15.4 Severability. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein. Entire Agreement. This Agreement, including the attached Project Plans, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior communications, representations, or agreements, either verbal or written between the Parties with respect to such subject matter. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein.
     15.5 Independent Contractor. This Agreement shall not be deemed to create any partnership, joint venture, or agency relationship between the Parties. Each Party shall act hereunder as an independent contractor and its agents and employees shall have no right or authority under this Agreement to assume or create any obligation on behalf of, or in the name of, the other Party. All persons employed by a Party shall be employees of such Party and not of the other Party, and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.
     15.6 Waiver. The waiver by either Party of any right hereunder shall not be deemed a waiver of any other right hereunder.
     15.7 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     15.8 Headings. The headings used in this Agreement are for convenience only and are not a part of this Agreement.
     15.9 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey, without application of its principles of conflict of laws.
*     *     *     *     *

     IN WITNESS WHEREOF, each of the Parties hereto has caused this Master Development and Manufacturing Agreement to be executed by its duly authorized representative as of the date written above.

ENZON PHARMACEUTICALS, INC.
By:
Name
Title

[ARADIGM]
By:
Name
Title

APPENDIX A
Project Plan A-1
Quote #7-001
For
Aradigm Corporation
Liposomal Ciprofloxacin for Inhalation
Project Plan A-2
Quote #7-002
For
Aradigm Corporation
Ciprofloxacin for Inhalation
[Attached]

Project Plan A — 1
Aradigm Corporation
Liposomal Ciprofloxacin for Inhalation
This is a Project Plan in accordance with the Master Development and Manufacturing Agreement, effective August 8, 2007, (“Agreement”) between Enzon and Aradigm. All capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.
1.	Enzon agrees to provide to Aradigm the services related to Liposomal Ciprofloxacin for Inhalation as described in the work plan and specific terms set forth in greater detail on Quote # 7-001 Rev 2a (“Quote”). The Quote shall be signed by both parties.

2.	The aggregate costs and fees are $ 2,831,500.00, plus the costs and fees for Stability Studies, as well as other costs and fees set forth in the Quote, to be paid in accordance with the payment schedule and specific payment terms set forth in the Quote.

3.	The effective date of this Project Plan is August 8, 2007. This Project Plan shall continue in force for the period of time provided in the Quote.

4.	The parties agree that this Project Plan is governed by and subject to the terms and conditions on the Agreement between the parties which shall apply to this Project Plan as if said terms and conditions were fully set forth herein.
IN WITNESS WHEREOF, each of the Parties hereto has caused this Project Plan to be executed by its duly authorized representative as of the date written above.

ENZON PHARMACEUTICALS, INC.
By:
Name
Title

[ARADIGM CORPORATION]
By:
Name
Title

Project Plan A — 2
Aradigm Corporation
Ciprofloxacin for Inhalation
This is a Project Plan in accordance with the Master Development and Manufacturing Agreement, effective August 8, 2007, (“Agreement”) between Enzon and Aradigm. All capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.
5.	Enzon agrees to provide to Aradigm the services related to Liposomal Ciprofloxacin for Inhalation as described in the work plan and specific terms set forth in greater detail on Quote # 7-002 Rev 2a (“Quote”). The Quote shall be signed by both parties.

6.	The aggregate costs and fees are $463,000.00 plus other costs and fees set forth in the Quote, to be paid in accordance with the payment schedule and specific payment terms set forth in the Quote.

7.	The effective date of this Project Plan is August 8, 2007. This Project Plan shall continue in force for the period of time provided in the Quote.

8.	The parties agree that this Project Plan is governed by and subject to the terms and conditions on the Agreement between the parties which shall apply to this Project Plan as if said terms and conditions were fully set forth herein.
IN WITNESS WHEREOF, each of the Parties hereto has caused this Project Plan to be executed by its duly authorized representative as of the date written above.

ENZON PHARMACEUTICALS, INC.
By:
Name
Title

[ARADIGM CORPORATION]
By:
Name
Title